VRINGO, INC.

corporate CODE OF CONDUCT and ethics

This Corporate Code of Conduct and Ethics, referred to as the "Code," is intended to provide our associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them. The standards set forth in the Code apply to us all. Every associate of the company must acknowledge his or her review of, and agreement to comply with, the Code as a condition of his or her relationship with the company. The term "associate" means every full and part-time employee of the company and its subsidiaries, all members of the company's senior management, including the company's Chief Executive Officer and Chief Financial Officer, and every member of the company's Board of Directors, even if such member is not employed by the company.

Many of the standards outlined on the following pages will be familiar, for they reflect the fundamental values of fairness and integrity that are a part of our daily lives. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company. To that end, the company has made the Code publicly available on its web site.

It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of any employment or other relationship with the company, and possibly other legal action. If you are aware of any breach of the Code, you are obligated to report violations to the Corporate Compliance Officer, to any member of the Compliance Committee, or to the third party reporting service that the company has retained to receive such reports, as described in more detail below. Through establishing a confidential and anonymous option to accept and process such reports, we ensure that the good faith efforts of all of us to comply with the Code are not undermined.

The ultimate responsibility for maintaining our Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our company.

While it is impossible for this Code to describe every situation that may arise, the standards explained in this Code are guidelines that should govern our conduct at all times. If you are confronted with situations not covered by this Code, or have questions regarding the matters that are addressed in the Code, you are urged to consult with the Corporate Compliance Officer, a member of the Compliance Committee, or another member of management.

The provisions of the Code regarding the actions the company will take are guidelines which the company intends to follow. There may be circumstances, however, that in the company's judgment require different measures or actions and in such cases it may act accordingly while still attempting to fulfill the principles underlying this Code.

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IMPLEMENTATION OF THE CODE

The following questions and answers address the company's implementation of the Code. The company has attempted to design procedures that ensure maximum confidentiality, anonymity, and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q:          Who is responsible for administering, updating and enforcing the Code?

A:          The company's Board of Directors has appointed a Corporate Compliance Officer and a Compliance Committee to administer, update and enforce the Code. Ultimately, the Board of Directors of the company must ensure that the Corporate Compliance Officer and the Compliance Committee fulfill their responsibilities.

The Corporate Compliance Officer has overall responsibility for overseeing the implementation of the Code. Specific responsibilities of the position are to:

•	Develop the Code based on legal requirements, regulations and ethical considerations that are raised in the company's operations;
•	Ensure that the Code is distributed to all associates and that all associates acknowledge the principles of the Code;
•	Work with the company's Audit Committee to provide a reporting mechanism so that associates have a confidential and anonymous method of reporting not only suspected violations of the Code but concerns regarding federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against shareholders;
•	Implement a training program around the Code;
•	Audit and assess compliance success with the Code;
•	Serve as a point person for reporting violations and asking questions under the Code; and
•	Revise and update the Code as necessary to respond to detected violations and changes in the law.

The Compliance Committee is comprised of the Corporate Compliance Officer, the Chief Executive Officer, the Chief Operating Officer, and the Chief Financial Officer. The primary responsibilities of the Compliance Committee are to:

•	Assist the Corporate Compliance Officer in developing and updating the Code;
•	Develop internal procedures to monitor and audit compliance with the Code;
•	Serve as point persons for reporting violations and asking questions under the Code;
•	Set up a mechanism for anonymous reporting of suspected violations of the Code by associates and refer, when appropriate, such reports to the Audit Committee;
•	Conduct internal investigations, with the assistance of counsel, of suspected compliance violations;
•	Evaluate disciplinary action for associates who violate the Code;
•	In the case of more severe violations of the Code, make recommendations regarding disciplinary action to the Board of Directors or a committee thereof; and
•	Evaluate the effectiveness of the Code and improve the Code.

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The Compliance Committee will provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter. All proceedings and the identity of the person reporting will be kept confidential to the extent required by applicable law.

Q:          How can I contact the Corporate Compliance Officer and the Compliance Committee?

A:          The names, email addresses and phone numbers of the Corporate Compliance Officer and each member of the Compliance Committee are listed below. Any one of these individuals can assist you in answering questions or reporting violations or suspected violations under the Code.

Ellen Cohl, Chief Financial Officer Corporate Compliance Officer*	ecohl@vringoinc.com
Andrew Perlman, Chief Executive Officer Compliance Committee Member	aperlman@vringoinc.com; (646) 532-6778
Alexander R. Berger, Chief Operating Officer Compliance Committee Member	aberger@vringoinc.com; (646) 532-6773
Ellen Cohl, Chief Financial Officer Compliance Committee Member	ecohl@vringoinc.com

The members of the Compliance Committee may change from time to time. You are encouraged to consult the copy of the Code that is included on the company's website to obtain the most current membership of the Compliance Committee.

*The Chief Executive Officer may designate alternative individuals as Corporate Compliance Officer.

Q:          How can I report any concerns that I have in a confidential and anonymous manner?

A:          The Company, as authorized and directed by the Audit Committee, has a retained a third party reporting service that each associate may contact to report any suspected violations of the Code, federal securities or antifraud laws, accounting issues, or any federal law relating to fraud against shareholders. Associates may also report to this service any other concerns an associate may have with respect to the Company's business or operations. Associates may make such reports on a completely anonymous and confidential basis. The third party service, will, in turn, provide reports directly to the Audit Committee regarding the confidential reports it receives. The "Hotline" may be reached 24 hours a day, 7 days a week at the following toll-free number: (866) 463-6266.

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I.	GENERAL REQUIREMENTS

Each associate of the company is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

•	the ethical handling of conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the company with the Securities and Exchange Commission and in other public communications made by the company; and

•	compliance with applicable governmental laws, rules and regulations.

II.	CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of the company. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of the company to the exclusion of personal advantage. For purposes of this section, a "significant" amount or interest shall be deemed to be any amount in excess of $25,000. Associates are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

•	No associate or immediate family member of an associate shall have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with the company or which is an actual or potential competitor of the company, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof; provided however, that this provision shall not prevent any associate from investing in any mutual fund or owning up to 1% of the outstanding stock of any publicly traded company.

•	No associate shall conduct a significant amount of business on the company's behalf with an outside enterprise which does or seeks to do business with the company if an immediate family member of the associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between the company and such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

•	No executive officer or employee, or an immediate family member of an executive officer or an employee, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company.

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•	No director, or an immediate family member of a director, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of the company, without the prior approval of the full Board of Directors or a committee thereof.

•	No associate shall use any company property or information or his or her position at the company for his or her personal gain.

•	No associate shall engage in activities that are directly competitive with those in which the company is engaged.

•	No associate shall divert a business opportunity from the company to such individual's own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which the company is or may become involved or in which the company may have an existing interest, the associate should disclose the relevant facts to the Corporate Compliance Officer or a member of the Compliance Committee. The associate may proceed to take advantage of such opportunity only if the company is unwilling or unable to take advantage of such opportunity as notified in writing by the Compliance Committee.

•	No associate or immediate family member of an associate shall receive any loan or advance from the company, or be the beneficiary of a guarantee by the company of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Compliance Committee. Please see Section III.E. below, "Corporate Advances", for more information on permitted corporate advances.

In addition, the Audit Committee of the Board of Directors will review and approve, in advance, all related person transactions, as required by the Securities and Exchange Commission, the NYSE MKT or any other regulatory body to which the company is subject.

Each associate should make prompt and full disclosure in writing to the Corporate Compliance Officer or a member of the Compliance Committee of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

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III.	PROTECTION AND PROPER USE OF COMPANY ASSETS

Proper protection and use of company assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of the company. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of the company's property also apply to property of others entrusted to it (including proprietary and confidential information).

A.	Proper Use of Company Property

The removal from the company's facilities of the company's property is prohibited, unless authorized by the company and except as described below. This applies to furnishings, equipment, and supplies, as well as property created or obtained by the company for its exclusive use – such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from the company's premises or used for purposes other than the company's business without prior written authorization from the Compliance Committee.

The company's products and services are its property; contributions made by any associate to their development and implementation are the company's property and remain the company's property even if the individual's employment or directorship terminates.

Each associate has an obligation to use the time for which he or she receives compensation from the company productively. Work hours should be devoted to activities directly related to the company's business.

Each associate will be issued a company-owned mobile phone, computer and, in some instances, an iPad for his or her use, while employed by the company, on the Verizon network. Any company-related communications must be conducted only on or through these or other company-owned devices and using company e-mail addresses, and may not be conducted using personal communications devices or personal e-mail addresses. Each associate must return these devices and any other company property in their control immediately upon request or upon termination of employment. Upon an associate's separation from the company, the company will endeavor to have applicable mobile numbers transitioned to the associate for continued use on other devices.

Each associate is required to read, understand and comply with the Electronic Media and Use policy contained in the company's Employee Handbook. The company provides a copy of this handbook to all associates at the inception of employment and periodically thereafter. Any associate may also obtain a copy of the Employee Handbook directly from the Human Resources Department, the Corporate Compliance Officer or any member of the Compliance Committee. This Electronic Media and Use policy explains each associate's obligations to the company and any expectation of privacy regarding his or her use of the company's technology systems, including the company's e-mail, voicemail, internet, telephones and other electronic communication systems. Generally, as set forth in the policy, though the company respects the privacy of its associates and it is not common practice to review an associate's files or other electronic communications without reason, the company does monitor the use of its electronic communication infrastructure, including its e-mail, voicemail, internet, telephones and other electronic communication media without notification to, or permission from, the individual user. Associates, therefore, should not expect that messages, files or other data created, sent or received in the company's systems (including those on their company-provided computers, mobile devices or iPads) will remain private, or that such information will not be inadvertently or intentionally disclosed to persons other than the intended recipients of that information.

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B.	Confidential Information

The company provides its associates with confidential information relating to the company and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law, pursuant to the terms of the Confidential Disclosure Agreement that is signed by each associate. Please refer to the Confidential Disclosure Agreement for further information regarding these obligations.

C.	Accurate Records and Reporting

Under law, the company is required to keep books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission. All company reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be relevant in interpreting such report or document. Under no circumstance may there be any unrecorded liability or fund of the company, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of the company. No payment on behalf of the company may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The company has developed and maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, are properly recorded and posted, and are in compliance with regulatory requirements. The system of internal controls within the company includes written policies and procedures, budgetary controls, supervisory review and monitoring, and various other checks and balances, and safeguards such as password protection to access certain computer systems.

The company has also developed and maintains a set of disclosure controls and procedures to ensure that all of the information required to be disclosed by the company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified by the Securities and Exchange Commission's rules and forms.

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Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures.

Responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with the company's accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the Securities and Exchange Commission. Because the integrity of the company's external reports to shareholders and the Securities and Exchange Commission depends on the integrity of the company's internal reports and record-keeping, all associates must adhere to the highest standards of care with respect to our internal records and reporting. The company is committed to full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by it with the Securities and Exchange Commission, and it expects each associate to work diligently towards that goal.

Any associate who believes the company's books and records are not in accord with these requirements should immediately report the matter to the Hotline, the Corporate Compliance Officer or a member of the Compliance Committee. The company has adopted explicit non-retaliation policies with respect to these matters, as described in Section VII below.

D.	Document Retention

Any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered, or otherwise made unavailable, once an associate has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.

When in doubt regarding retention of any record, an associate must not discard or alter the record in question and should seek guidance from the Corporate Compliance Officer or a member of the Compliance Committee.  Associates should also direct all questions regarding document retention and related procedures to the Corporate Compliance Officer or a member of the Compliance Committee.  In addition, from time to time, the company may adopt additional specific written policies and procedures with respect to document retention or amend existing policies and procedures.  All employees will be notified if such policies and procedures are adopted or if existing policies and procedures are amended.

E.	Corporate Advances

Under law, the company may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance company funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes which are approved by a supervisor or pursuant to a corporate credit card for usual and customary, legitimate business purposes. It is the company's policy that any advance to an associate over $1,000 not meeting the foregoing criteria be approved in advance by the Compliance Committee.

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Company credit cards are to be used only for authorized, legitimate business purposes. An associate will be responsible for any unauthorized charges to a company credit card.

IV.	FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS, AND ASSOCIATES

The company does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of the company or its associates. Offering, giving, soliciting or receiving any form of bribe to or from an employee of a customer or supplier to influence that employee's conduct is strictly prohibited.

A.	Giving Gifts

Cash or cash-equivalent gifts must not be given by an associate to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:

•	is consistent with customary business practice;
•	is not excessive in value and cannot be construed as a bribe or pay-off;
•	is not in violation of applicable law or ethical standards; and
•	will not embarrass the company or the associate if publicly disclosed.

See also subsection D below for considerations relating to gifts to foreign officials and Section V. B below for considerations relating to gifts to government employees.

B.	Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, the company, except as common courtesies usually associated with customary business practices. If the gift is of more than token value, the Compliance Committee must approve its acceptance.

An especially strict standard applies when suppliers are involved. If a gift unduly influences or makes an associate feel obligated to "pay back" the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent. Even cash gifts of token value must be declined and returned to the sender.

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C.	Unfair Competition

Although the free enterprise system is based upon competition, rules have been imposed stating what can and what cannot be done in a competitive environment. The following practices can lead to liability for "unfair competition" and should be avoided. They are violations of the Code.

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor's service, product or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor's products or services as the absolute truth.

Disrupting a Competitor's Business. This includes bribing a competitor's employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor's organization. For example, it is not a valid form of "market research" to visit a competitor's place of business posing as a customer.

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of the company's services and products are both illegal and contrary to company policy. An associate may only describe our services and products based on their documented specifications, not based on anecdote or his or her belief that our specifications are too conservative.

D.	Unfair Practices in International Business

Under the Foreign Corrupt Practices Act ("FCPA"), associates of the company are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is "corrupt" under the FCPA if it is made for the purpose of:

•	influencing any act or decision of a foreign official in his official capacity;

•	inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•	inducing a foreign official to use his position to affect any decision of the government; or

•	inducing a foreign official to secure any "improper advantage."

A gift is still "corrupt" even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be "corrupt" under the FCPA should contact the Corporate Compliance Officer or any member of the Compliance Committee.

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V.	GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A.	Government Procurement

The U.S. Government and many state and local governments have adopted comprehensive laws and regulations governing their purchases of products from private contractors. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to the company's most favored commercial customers and that there is full and open competition in contracting.

When selling products or services to government procurement agencies, the company is accountable for complying with all applicable procurement laws, regulations, and requirements. Certifications to, and contracts with, government agencies are to be signed by a company associate authorized by the Board of Directors to sign such documents, based upon knowledge that all requirements have been fully satisfied.

B.	Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to employees of the United States Government.

C.	Political Contributions

Company funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Compliance Committee, the formation and operation of a political action committee.

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VI.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A.	Insider Trading Policy

The company expressly forbids any associate from trading on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every associate of the company and extends to activities both within and outside their duties to the company, including trading for a personal account.

The concept of who is an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purpose. A temporary insider can include, among others, a company's investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. An associate may also become a temporary insider of another company with which our company has a contractual relationship, to which it has made a loan, to which it provides advice or for which it performs other services. Accordingly, restrictions on insider trading apply with equal force to information relating to any other company, including our customers or suppliers, obtained by our associates during the course of their service to or employment by the company. No associates who, in the course of work on behalf of the company, learn of material non-public information about a company with which the company does business may trade in the other company's securities until the information becomes public or is no longer material.

Trading on inside information is not a basis for liability unless the information is material. This is information that a reasonable investor would consider important in making his or her investment decisions, or information that is likely to have a significant effect on the price of a company's securities.

Information is non-public until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the Securities and Exchange Commission or appearing in a national newspaper would be considered public.

Each associate should be familiar with and abide by the company's Insider Trading Policy. A copy of this policy is given to all new associates of the company and is available from the Human Resources Department, the Corporate Compliance Officer or any member of the Compliance Committee.

B.	Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to the company's values. Associates are responsible for ensuring that the company complies with all provisions of the health, safety, and environmental laws of the United States and of other countries where the company does business.

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The penalties that can be imposed against the company and its associates for failure to comply with health, safety, and environmental laws can be substantial, and include imprisonment and fines.

C.	The Company's Anti-Discrimination/Anti-Harassment Policies

Each associate is required to read, understand and comply with the anti-discrimination and anti-harassment policies contained in the company's Employee Handbook. The company provides a copy of this handbook to all associates at the inception of employment and periodically thereafter. Any associate may also obtain a copy of the Employee Handbook directly from the Human Resources Department, the Corporate Compliance Officer or any member of the Compliance Committee.

As set forth in more detail in the Employee Handbook, the company is an equal employment opportunity employer, fully committed to providing equal opportunity in all areas of employment practices. It is intended that all employment policies, procedures and actions are applied in a nondiscriminatory manner. No associate or applicant for employment is discriminated against because of age, race, creed, color, national origin, religion, sex, sexual orientation, disability, military status, predisposing genetic characteristic, marital status or any other protected legal classification.

The company also strictly prohibits any form of unlawful employee sexual or other harassment in the workplace or in any situation that is work-related. The company's policy is to provide its associates with a work environment free from all forms and/or types of illegal harassment. By "illegal harassment," the company means unwelcome conduct, whether physical or verbal, that is based on an employee's age, race, creed, color, national origin, religion, sex, sexual orientation, disability, military status, predisposing genetic characteristic, marital status or any other characteristic protected by law.

VII.	REPORTING VIOLATIONS UNDER THE CODE: NON-RETALIATION POLICY

A. Obligation to Make Reports; Procedure

Any associate of the company having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Corporate Compliance Officer, or any other member of the Compliance Committee or the Hotline. Associates are also encouraged to raise any issues or concerns regarding the company's business or operations. Failure to report suspected or actual violations is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, the company will endeavor to keep the proceedings and the identity of the reporting associate confidential to the fullest extent required by applicable law.

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B. Anti-Retaliation Pledge

The company strictly prohibits and will not tolerate retaliation against any associate who makes a good faith report of a suspected violation under the Code by the company, or its agents acting on behalf of the company, or who in good faith raises issues or concerns regarding the company's business or operations, to the Hotline, the Corporate Compliance Officer or any other member of the Compliance Committee, or against any associate who otherwise participates in an investigation of such reports. Retaliation against an associate for reporting such misconduct, or for participating in an investigation of a claim of misconduct will be subject to disciplinary action, up to and including immediate termination of employment. If, however, after investigating a complaint, the company determines that the associate did not make a good faith complaint or that the associate provided false information, the company may take disciplinary action against the associate who filed the complaint or gave false information, up to and including termination of employment.

In addition, the company strictly prohibits and will not tolerate retaliation against any associate who makes a good faith report of a suspected violation under the Code by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency that the associate reasonably believes constitutes a violation of a federal statute, or against any associate who otherwise participates in an investigation of such reports.

VIII.	QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Associates are encouraged to consult with the Corporate Compliance Officer and Compliance Committee about any uncertainty or questions they may have under the Code.

If any situation should arise where a course of action would likely result in a violation of the Code but for which the associate thinks that a valid reason for the course of action exists, the associate should contact the Corporate Compliance Officer or a member of the Compliance Committee to obtain a waiver prior to the time the action is taken. No waivers will be granted after the fact for actions already taken. Except as noted below, the Compliance Committee will review all the facts surrounding the proposed course of action and will determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board of Directors shall be referred by the Compliance Committee, with its recommendation, to the Board of Directors or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board of Directors, or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted. The company will disclose the nature and reasons for the waiver promptly as required by the Securities and Exchange Commission. If the Board denies the request for a waiver, the waiver will not be granted and the associate may not pursue the intended course of action.

It is the company's policy only to grant waivers from the Code in limited and compelling circumstances.

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IX.	FREQUENTLY ASKED QUESTIONS AND ANSWERS

The following questions and answers address each associate's obligation to comply with the Code. The company has attempted to design procedures that ensure maximum confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q:          Do I have a duty to report violations under the Code?

A: Yes, participation in the Code and its compliance program is mandatory. You must immediately report any suspected or actual violation of the Code to the Hotline, the Corporate Compliance Officer or a member of the Compliance Committee. The company will keep reports confidential to the fullest extent required by applicable law. Failure to report suspected or actual violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or legal action.

Q:          I'm afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A:          The Code contains a clear non-retaliation policy, meaning that if you in good faith report a violation of the Code by the company, or its agents acting on behalf of the company, to the Hotline, the Corporate Compliance Officer or another member of the Compliance Committee, the company will undertake to protect you from being fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your supervisor, or senior management of the company. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the company will keep confidential any report you make to the Corporate Compliance Officer or another member of the Compliance Committee to the extent required by applicable law.

In addition, if you in good faith report a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by the company, or its agents acting on behalf of the company, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management of the company.

Q:          How are suspected violations investigated under the Code?

A:          When a suspected violation is reported to the Hotline, the Corporate Compliance Officer or a member of the Compliance Committee, the Compliance Committee will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation and/or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate's immediate supervisor will not be involved in the investigation if the reported violation involved that supervisor. The company will keep the identity of the reporting associate confidential to the fullest extent required by applicable law.

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If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

If the allegation is substantiated, the Compliance Committee will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Compliance Committee will make a recommendation to the Board of Directors of the company for its approval. The Board's decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the Human Resources Department for appropriate disciplinary action.

The Compliance Committee shall provide a summary of all matters considered under the Code to the Board of Directors or a committee thereof at each regular meeting thereof, or sooner if warranted by the severity of the matter.

Q:          Do I have to participate in any investigation under the Code?

A:          Your full cooperation with any pending investigation under the Code is a condition of your continued relationship with the company. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q:          What are the consequences of violating the Code?

A: As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to the company, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q:          What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A:          The Corporate Compliance Officer and any member of the Compliance Committee can help answer questions you may have under the Code. Particularly difficult questions will be answered with input from the Compliance Committee as a whole. In addition, Section VIII of the Code provides information on how you may obtain a waiver from the Code; waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer or the Compliance Committee, and if necessary, obtaining a waiver from the Code.

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APPENDIX

ASSOCIATE'S AGREEMENT TO COMPLY

I have read the Vringo Corporate Code of Conduct and Ethics (the "Code"). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

_____	To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;

OR

_____	I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any suspected or actual violation of the Code, and that I may make such reports on a fully anonymous basis through the mechanisms described in this Code. I understand that I am required to cooperate fully with the company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination.

By:		Date:
Name (Please print):
Department/Location:

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